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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this Prospectus Supplement for Advanta Revolving Home Equity Loan Trust 2000-A and in Exhibit A to this Prospectus Supplement.



/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
April 19, 2000